UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 22, 2007

U.S. Shipping Partners L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-32326	20-1447743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Thornall St., 8th Floor Edison, NJ		08837
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (732) 635-1500

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

Item 8.01          Other Events.

ITB Baltimore

          U.S. Shipping Partners L.P.’s (the “Partnership”) Integrated Tug Barge (“ITB”) Baltimore, which was in the process of completing its routine drydocking at a shipyard in Veracruz, Mexico, suffered extensive side shell and internal structural damage to both tug and barge from Hurricane Dean.  As a result, the Partnership estimates that it will take approximately 60 days to repair the damage once the shipyard is back up and running.  Although substantially all the cost of the repairs is covered by insurance, the Partnership does not carry off-hire insurance covering the period of time the vessel will be out of service.  The Partnership estimates that if the vessel is out of service for 60 days, its revenue and net income for the second half of 2007 will be reduced by approximately $2.3 million and $2.0 million, respectively.

Fifth ATB

          The Partnership has obtained an extension of its cancellation option to terminate the barge for its fifth Articulated Tug Barge (“ATB”) from August 15, 2007 to January 15, 2008.  If the Partnership does not exercise the cancellation option, the builder of the barge will have the right to delay the delivery date from its currently scheduled date of November 2009 and to increase the cost of the vessel, depending on the final delivery date.  If the delivery date is not extended past December 31, 2010, the maximum amount of additional cost (excluding certain price escalators) would be approximately $3.7 million.  If the cancellation option is exercised, the Partnership will forfeit all amounts previously paid for this barge (which aggregate $3.8 million), and may not be able to recover deposits for owner-furnished equipment for this ATB unit (which aggregate $1.2 million).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 28, 2007

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC,
its general partner

By:	/s/ Albert E. Bergeron

Name:	Albert E. Bergeron
Title:	Vice President—Chief Financial Officer
(principal financial and accounting officer)